EXHIBIT 99.1
IMMEDIATE RELEASE

Sharps Compliance Reports Fiscal 2021 Fourth Quarter Results

•Fourth Quarter Revenue of $18.7 million and full year 2021 Revenue of $76.4 million, each increased 49% from the prior year
•Fourth Quarter Customer Billings1 of $18.7 million, increased 38% over the prior year
•Retail market billings increased 68% for the quarter and 153% for the year
•Professional market billings grew 44% for the quarter and 15% for the year
•Route-Based Pickup billings increased 31% for the quarter and 32% for the year
•Mailback billings grew 68% to $12.0 million for the quarter, driven by strong immunization related orders, and grew 93% for the year
•Fourth Quarter Net Income of $5.1 million, or $0.29 per diluted share and full year Net Income of $12.9 million, or $0.76 per diluted share
•Operating margin of 11%; Adjusted EBITDA of $2.5 million and Adjusted EBITDA margin2 of 14% for the fourth quarter
•Operating margin of 16%; Adjusted EBITDA of $14.3 million and Adjusted EBITDA margin of 19% for the full year
•Forgiveness on $2.2 million PPP Loan completed; gain recorded in fourth quarter; excluding this gain, Adjusted EPS would have been $0.17 per diluted share for the fourth quarter and $0.63 per diluted share for the full year
•Cash balance of $27.8 million at June 30, 2021

HOUSTON, Texas, August 18, 2021 - Sharps Compliance Corp. (NASDAQ: SMED) (“Sharps” or the “Company”), a leading full-service national provider of comprehensive waste management solutions including medical, pharmaceutical and hazardous, today reported financial results for the fourth quarter and year ended June 30, 2021.

Revenue in the fourth quarter of fiscal 2021 grew 49% to a $18.7 million, compared to $12.6 million in the same prior year quarter. Customer billings increased $5.1 million, or 38%, to $18.7 million for the fourth quarter compared to $13.5 million for the same prior year quarter. Fourth quarter customer billings benefitted from increased immunization business of $4.2 million and increased route-based pickup services of $0.8 million. Fourth quarter revenue benefited from increased immunization business of $4.7 million (net of deferrals) and increased route-based pickup services of $0.8 million.

Fourth quarter 2021 gross margin was 33%, consistent with gross margin in the fourth quarter of fiscal 2020. The fourth quarter 2021 gross margin of 33% reflects a year-over-year increase in the fixed portion cost of goods sold of $0.5 million, or 240 basis points, as a result of investments in treatment plants, autoclaves, route-based infrastructure and other expenditures designed to address the increased immunization business and to facilitate growth.

SG&A increased by about $0.7 million or 21% to $4.0 million in the fourth quarter of fiscal 2021, compared to the same prior year quarter. The increase in SG&A is related primarily to a $0.2 million increase in management
1 Customer billings information, EBITDA, Adjusted EBITDA and Adjusted EPS are non-GAAP financial measures. See financial tables below for additional details.
2 Calculated as Adjusted EBITDA divided by revenue.

incentive compensation, including both stock and cash, a $0.1 million increase in board member compensation and continued investments in sales and marketing.

The Company reported operating income of $2.0 million in the fourth quarter of 2021, compared to operating income of $0.7 million in the fourth quarter of 2020. The Company recorded a gain on forgiveness of its Paycheck Protection Program (“PPP”) Loan of $2.2 million in the fourth quarter of fiscal 2021. Sharps recorded net income of $5.1 million, or $0.30 per basic and $0.29 per diluted share, in the fourth quarter of fiscal 2021, as compared to net income of $2.2 million, or $0.13 per basic and diluted share in the fourth quarter of fiscal 2020. Sharps recorded EBITDA of $4.7 million, or 25% of revenue in the fourth quarter of fiscal 2021 compared to EBITDA of $1.0 million, or 8% of revenue, in the fourth quarter of fiscal 2020. (See Reconciliation of Net Income to EBITDA in the supplemental table included at the end of this release).

David P. Tusa, President and Chief Executive Officer of Sharps, stated, “We closed out fiscal 2021 with strong fourth quarter growth including significantly increased revenue, enhanced profitability, increased infrastructure and a very strong balance sheet. This has been a tremendous and record year for the Company. What I am most proud of is our ability to efficiently and effectively ramp up the business to meet the needs of our customers and provide uninterrupted service during the COVID-19 healthcare crisis which is ongoing.

“For the March and June 2021 quarters, the immunization business, led by COVID-19 related immunization orders, generated $24.6 million in related mailback revenue. These quarters represent, to date, the height of the COVID-19 related mailback business. However, after a very strong start, immunization activity has slowed down consistent with the widely reported reduction in COVID-19 vaccines administered in the country during the current quarter. Going forward, we believe significant order activity depends on the country experiencing an increase in initial COVID-19 immunizations for adults and adolescents, the approval and administration of a children’s vaccine, the administration of additional COVID-19 shots for at risk adults and booster shots for remaining Americans. At such time, we believe we will be more than ready to meet the demands of the business with increased mailback inventory and treatment capacity.

“While the COVID-19 related orders have been a boon to our business, generating more than $20 million in cash to our balance sheet, Sharps is much more than an immunization related mailback company. We have effectively positioned the company as a comprehensive service provider of medical, pharmaceutical and hazardous waste services, with the infrastructure and footprint to increasingly capture market share in the small to medium quantity generator market. Our route-based business now provides direct service to 37 states representing 80% of the country’s population. This business continues to see strong growth, with revenue growing by approximately 32% for fiscal year 2021 as compared to the prior fiscal year, and we continue to be bullish regarding our ability to continue to further penetrate the market. While our MedSafe liner returns continue to be strong, we expect to see increased sales of the MedSafe units beginning with the September 2021 quarter.”

Fourth Quarter Review

Retail market billings grew 68% to $9.0 million in the fourth quarter of fiscal 2021 as compared to $5.4 million in the same prior year period. The increase in retail billings is primarily due to immunization related orders of $7.8 million which were higher than the prior year at $3.6 million.

Professional market billings increased 44% to $4.7 million in the fourth quarter of fiscal 2021 as compared to $3.3 million in the fourth quarter of 2020.

Billings for the inside and online sales channel increased 45% to $3.4 million in the fourth quarter of fiscal 2021 as compared to $2.3 million in the same prior year period primarily due to increases in route-based pickup services to the Professional market.

Full Year Fiscal 2021 Results

Sharps recorded revenue of $76.4 million for fiscal 2021, an increase of 49% compared to revenue of $51.1 million in fiscal 2020. Customer billings increased 54% to $81.6 million in fiscal 2021. Retail market billings increased 153% to $40.5 million as compared to $16.0 million for the prior year, due primarily to an increase in billings for immunization related orders of $21.9 million (net of deferrals), partially offset by a decrease in unused medications billings in the retail market of $0.7 million. Professional market billings increased 15% to $18.0 million in fiscal 2021 compared to $15.6 million in the prior year. Long-Term Care market billings increased 25% to $4.2 million as compared to $3.3 million in the prior year, related primarily to an increased volume of COVID-19 related waste management and ancillary supplies. For fiscal 2021, Pharmaceutical Manufacturer market billings increased 12% to $5.2 million as compared to $4.7 million in fiscal 2020.

Gross margin increased to 38% for full year fiscal 2021 as compared to 31% in for full year fiscal 2020 due primarily to the leverage from higher revenue partially offset by a year-over-year increase in the fixed portion cost of goods sold of $1.7 million, or 225 basis points, as a result of investments in treatment plants, autoclaves, route-based infrastructure and other expenditures designed to address the increased immunization business and to facilitate growth. SG&A expense increased 12% to $15.8 million, for fiscal 2021 from $14.0 million, in fiscal 2020, related to a $0.6 million increase in management incentive compensation, including both stock and cash, a $0.4 million increase in board member compensation and $0.7 million due to the Company’s continued investments in sales and marketing. The Company recorded operating income of $12.3 million in fiscal 2021 as compared to operating income of $0.9 million in fiscal 2020. The Company recorded a gain on forgiveness of its PPP Loan of $2.2 million in the fourth quarter of fiscal 2021. The effective tax rate of 10.2% for the year reflects $1.1 million tax benefit associated with stock compensation and a $0.5 million benefit associated with the permanent exclusion of the gain on forgiveness of the PPP Loan from taxable income.

Net income for full year fiscal 2021 was $12.9 million, or $0.78 per basic and $0.76 per diluted share compared to net income of $2.3 million or $0.14 per basic and diluted share for full year fiscal 2020.

Sharps recorded full year fiscal 2021 EBITDA of $16.5 million, or 22% of revenue, as compared to EBITDA of $2.4 million in full year fiscal 2020. (See Reconciliation of Net Income to EBITDA in the supplemental table included at the end of this release).

Financial Flexibility and a Strong Balance Sheet

Cash was $27.8 million at June 30, 2021, compared to cash of $5.4 million at June 30, 2020. The Company had working capital of $27.9 million at June 30, 2021 compared to working capital of $11.1 million at June 30, 2020.

Mr. Tusa concluded, “We believe the Company is extremely well positioned for further growth with our increased infrastructure and treatment capacity as well as a much stronger balance sheet. The Company’s performance in fiscal year 2021 would not have been possible without the strength and commitment of our dedicated employees which is very much appreciated. I also believe that our success over this past year has not only made us a stronger company, but also significantly strengthened our customer relationships.”

Fourth Quarter Fiscal Year 2021 Webcast and Conference Call

The Company will host a teleconference today beginning at 11:00 a.m. Eastern Time, during which management will review the financial and operating results for the period and discuss Sharps’ corporate strategy and outlook. A question-and-answer session will follow.

The Sharps conference call can be accessed by domestic callers by dialing (877) 407-0782. International callers may access the call by dialing (201) 689-8567. The webcast can be monitored at www.sharpsinc.com.

A telephonic replay will be available through September 17, 2021. To listen to the replay, domestic callers should dial (877) 481-4010 and international callers should dial (919) 882-2331 and enter replay ID number 42199. Transcript will also be posted to the Sharps website, once available.

About Sharps Compliance Corp.

Headquartered in Houston, Texas, Sharps Compliance (NASDAQ: SMED) is a leading business-to-business services provider to the healthcare, long-term care and retail pharmacy markets. Sharps Compliance offers comprehensive solutions for the management of regulated medical waste, hazardous waste and unused medications. For more information, visit: www.sharpsinc.com.

Forward-Looking Statements

The information made available in this news release contains certain forward-looking statements relating to the Company that are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management. When used in this document, the words "may," “position,” "plan," “potential,” “designed,” “continue,” "anticipate," "believe," "expect," "estimate," “project,” and “intend” and words or phrases of similar import, as they relate to the Company or its subsidiaries or Company management, are intended to identify forward-looking statements. Such statements reflect the known and unknown risks, uncertainties and assumptions related to certain factors including, without limitation, competitive factors, general economic conditions, customer relations, relationships with vendors, governmental regulation and supervision, seasonality, distribution networks, product introductions and acceptance, technological change, changes in industry practices, onetime events and other factors described herein including the impact of the coronavirus COVID-19 (“COVID-19”) pandemic on our operations and financial results. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the Company’s Quarterly Reports on Form 10-Q, our Annual Report on Form 10-K, and our other filings with the Securities and Exchange Commission. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and as such should not consider the preceding list or the risk factors to be a complete list of all potential risks and uncertainties. The Company does not intend to update these forward-looking statements.

Non-GAAP Measures

This release contains certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”), including customer billings information, EBITDA, Adjusted EBITDA and Adjusted EPS. The Company believes this information is useful to investors and other interested parties. EBITDA and Adjusted EBITDA are significant performance metrics used by management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry. Such information should not be considered as a substitute for any measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or measure of our liquidity, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.

For more information contact:

Diana P. Diaz Sharps Compliance Corp. Executive Vice President and Chief Financial Officer Phone: (713) 660-3547 Email: ddiaz@sharpsinc.com	John Nesbett/Jennifer Belodeau IMS Investor Relations Phone: (203) 972-9200 Email: jnesbett@institutionalms.com

FINANCIAL TABLES FOLLOW

Sharps Compliance Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three-Months Ended			Year Ended
	June 30,			June 30,
	2021	2020	% Change	2021	2020	% Change

Revenue	$18,734	$12,568	49.1%	$76,424	$51,146	49.4%

Cost of revenue	12,483	8,385	48.9%	47,514	35,384	34.3%
Gross profit	6,251	4,183	49.4%	28,910	15,762	83.4%
Gross margin	33.4%	33.3%		37.8%	30.8%
SG&A expense	4,036	3,328	21.3%	15,761	14,046	12.2%
Depreciation and amortization	222	204		847	806

Operating Income	1,993	651		12,302	910
Operating margin	10.6%	5.2%		16.1%	1.8%

Interest income	—	1		—	14
Interest expense	(60)	(46)		(194)	(127)
Income associated with derivative instrument	6	(113)		47	(113)
Gain on forgiveness of PPP loan	2,183	—		2,183	—
Total other income (expense)	2,129	(158)		2,036	(226)

Income before income taxes	4,122	493		14,338	684
Income tax expense (benefit)	(961)	(1,673)		1,470	(1,582)
Net Income	$5,083	$2,166		$12,868	$2,266

Net Income Per Share
Basic	$0.30	$0.13		$0.78	$0.14
Diluted	$0.29	$0.13		$0.76	$0.14
Weighted Average Shares Outstanding
Basic	16,935	16,365		16,593	16,249
Diluted	17,319	16,791		17,028	16,431

Sharps Compliance Corp. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	June 30,	June 30,
	2021	2020 (*)
ASSETS:
Current assets:
Cash	$27,767	$5,416
Accounts receivable, net	9,738	11,789
Inventory	6,114	5,638
Contract asset	20	156
Prepaid and other current assets	1,459	1,287
Total current assets	45,098	24,286
Property, plant and equipment, net	10,843	8,740
Operating lease right of use asset	8,353	8,747
Financing lease right of use asset, net	907	387
Inventory, net of current portion	989	1,064
Other assets	110	154
Goodwill	6,735	6,735
Intangible assets, net	2,239	2,771
Deferred tax asset	157	1,252
Total assets	$75,431	$54,136

Current liabilities
Account payable	2,922	3,291
Accrued liabilities	3,940	2,768
Operating lease liability	2,368	2,192
Financing lease liability	160	65
Current maturities of long-term debt	735	1,658
Contract liability	7,028	3,262
Total current liabilities	17,153	13,236
Contract liability, net of current portion	1,461	705
Operating lease liability, net of current portion	6,118	6,671
Financing lease liability, net of current portion	741	337
Other liabilities	45	104
Long-term debt, net of current portion	3,329	3,505
Total liabilities	28,847	24,558
Stockholders' equity	46,584	29,578
Total liabilities and stockholders' equity	$75,431	$54,136
(*) Certain prior year amounts have been reclassified to conform to current year presentation.

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing and Revenue Information
(in thousands)
(Unaudited)

	Three-Months Ended June 30,
	2021	% Total	2020	$ Change	%
BILLINGS BY MARKET:
Retail	$9,013	48.3%	$5,359	$3,654	68.2%
Professional	4,689	25.1%	3,252	1,437	44.2%
Home Health Care	2,785	14.9%	2,352	433	18.4%
Pharmaceutical Manufacturer	416	2.2%	593	(177)	(29.8)%
Long-Term Care	817	4.4%	1,261	(444)	(35.2)%
Government	620	3.3%	468	152	32.5%
Environmental	180	1.0%	124	56	45.2%
Other	140	0.8%	124	16	12.9%
Subtotal	18,660	100.0%	13,533	5,127	37.9%
GAAP Adjustment *	74		(965)	1,039
Revenue Reported	$18,734		$12,568	$6,166	49.1%

	Year Ended June 30,
	2021	% Total	2020	$ Change	%
BILLINGS BY MARKET:
Retail	$40,513	49.7%	$16,033	$24,480	152.7%
Professional	17,966	22.0%	15,637	2,329	14.9%
Home Health Care	10,264	12.6%	9,938	326	3.3%
Pharmaceutical Manufacturer	5,224	6.4%	4,661	563	12.1%
Long-Term Care	4,159	5.1%	3,324	835	25.1%
Government	2,274	2.8%	2,292	(18)	(0.8)%
Environmental	570	0.7%	247	323	130.8%
Other	592	0.7%	876	(284)	(32.4)%
Subtotal	81,562	100.0%	53,008	28,554	53.9%
GAAP Adjustment *	(5,138)		(1,862)	(3,276)
Revenue Reported	$76,424		$51,146	$25,278	49.4%

*Represents the net impact of the revenue recognition adjustments to arrive at reported GAAP revenue. Customer billings include all invoiced amounts for products shipped or services rendered during the period reported. GAAP revenue includes customer billings as well as numerous adjustments necessary to reflect, (i) the deferral of a portion of current period sales, (ii) recognition of certain revenue associated with product returned for treatment and destruction and (iii) provisions for certain product returns and discounts to customers which are accounted for as reductions in sales in the same period the related sales are recorded.

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing by Solution Information
(in thousands)
(Unaudited)

	Three-Months Ended June 30,
	2021	% Total	2020	$ Change	%
BILLINGS BY SOLUTION:
Mailbacks	$12,036	64.4%	$7,160	$4,876	68.1%
Route-Based Pickup	3,433	18.4%	2,628	805	30.6%
Unused Medications	2,007	10.8%	2,348	(341)	(14.5)%
Third Party Treatment	180	1.0%	124	56	45.2%
Other	1,004	5.4%	1,273	(269)	(21.1)%
Total Billings by Solution	$18,660	100.0%	$13,533	$5,127	37.9%

	Year Ended June 30,
	2021	% Total	2020	$ Change	%
BILLINGS BY SOLUTION:
Mailbacks	$54,755	67.1%	$28,440	$26,315	92.5%
Route-Based Pickup	13,677	16.8%	10,390	3,287	31.6%
Unused Medications	8,159	10.0%	9,163	(1,004)	(11.0)%
Third Party Treatment	570	0.7%	247	323	130.8%
Other	4,401	5.4%	4,768	(367)	(7.7)%
Total Billings by Solution	$81,562	100.0%	$53,008	$28,554	53.9%

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing by Channel Information
(in thousands)
(Unaudited)

	Three-Months Ended June 30,
	2021	% Total	2020	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$9,694	52.0%	$7,658	$2,036	26.6%
Distributors	5,592	30.0%	3,552	2,040	57.4%
Inside and Online Sales	3,374	18.0%	2,323	1,051	45.2%
Total Billing by Channel	$18,660	100.0%	$13,533	$5,127	37.9%

	Year Ended June 30,
	2021	% Total	2020	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$50,758	62.2%	$29,163	$21,595	74.0%
Distributors	18,276	22.4%	14,165	4,111	29.0%
Inside and Online Sales	12,528	15.4%	9,680	2,848	29.4%
Total Billing by Channel	$81,562	100.0%	$53,008	$28,554	53.9%

Sharps Compliance Corp. and Subsidiaries
Supplemental Table to Reconcile Net Income to EBITDA*
(in thousands)
(Unaudited)

	Three-Months Ended		Year Ended
	June 30,		June 30,
	2021	2020	2021	2020

Net Income	$5,083	$2,166	$12,868	$2,266
Income tax expense (benefit)	(961)	(1,673)	1,470	(1,582)
Interest expense, net	60	45	194	113
Depreciation and amortization	544	415	1,989	1,606

EBITDA	$4,726	$953	$16,521	$2,403
Gain on forgiveness of PPP loan	(2,183)	—	(2,183)	—
Adjusted EBITDA	$2,543	$953	$14,338	$2,403

*The Company defines earnings before interest, taxes, depreciation and amortization (“EBITDA”) as net income, plus income tax expense (benefit), net interest expense, and depreciation and amortization. Other companies may define EBITDA differently. EBITDA is presented because it is a financial measure that is frequently requested by third parties. However, EBITDA is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, EBITDA should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.